SIXTH AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This SIXTH AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated the 7th day of November 2017 by and between Synergy Pharmaceuticals Inc., a company incorporated under the laws of Delaware (the "Company"), and Gary S. Jacob, Ph.D., an individual (the "Executive") with reference to the following facts:

WHEREAS, Executive serves as the President and Chief Executive Officer of the Company which is engaged in the business of developing and marketing drug products;

WHEREAS, the Executive has previously entered into an employment agreement with the Company as of March 11, 2009 , as amended by the Amended and Restated Employment Agreement with the Company as of February 10, 2010, the Second Amended and Restated Employment Agreement with the Company as of May 2, 2011, the Third Amended and Restated Employment Agreement with the Company as of December 28, 2012, the Fourth Amended and Restated Executive Employment Agreement with the Company as of January 7, 2015, as amended and the Fifth Amended and Restated Executive Employment Agreement with the Company dated December 29, 2016 (collectively, the "Prior Employment Agreement"); and

WHEREAS, the parties wish to enter into a new Agreement between the Executive and the Company in its entirety, on the terms and conditions contained in this Agreement, which will supersede the Prior Employment Agreement and all prior agreements and understandings between the parties, oral or written.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities. Executive shall serve as Chief Executive Officer and President. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company's Board of Directors (the "Board") from time to time. Executive shall also serve as a director of the Company if requested by the Board, and as an officer of one or more of the Company's subsidiaries without any additional compensation. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. The Executive also agrees that in the absence of a Chief Accounting Officer, he will sign various federal and state securities filings as the Company's principal accounting officer.

1.2 Employment Term. The term of Executive's employment under this Agreement commences as of January 1, 2013 (the "Effective Date") and shall continue until

December 31, 2019, unless earlier terminated in accordance with Section 4 hereof. The term of Executive's employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the "Employment Term," such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective "Employment Term" as that term is defined below. The period commencing as of the Effective Date and ending December 31, 2019 or such later date to which the term of Executive's employment under the Agreement shall have been extended is referred to herein as the "Employment Term" and the end of the Employment Term is referred to herein as the "Expiration Date."

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all Executive's business time, attention and energy thereto. Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board, which consent shall not be unreasonably withheld.

1.4 Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $556,200 (U.S.) payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law. The Executive's Base Salary may be increased, but not decreased by the Board or the Compensation Committee of the Board (the "Compensation Committee") Once increased, such increased amount shall constitute the Executive's Base Salary and shall not be decreased.

1.5 Incentive Compensation.

(a) **Incentive Compensation**. Executive shall be eligible to earn a cash bonus of up to 60% of his base salary for each calendar year during the Employment Term (such 60% amount, the "Target Bonus") at the discretion of the Company's Board of Directors, or if the Board organizes a compensation committee, such committee (the "Committee"). Executive's bonus, if any, shall be subject to all applicable tax and payroll withholdings. The bonus shall be determined on or before March 1 of each year and paid on or before June 30 of each year.

(b) Realization Bonus.

(i) In the event that during the Executive's employment with the Company, the Company enters into either an out-license agreement for any of its technology that grants exclusive marketing rights to a third party (and the license fees the Company contracts to receive (disregarding any contingencies to such payment) equals or

exceeds $50 million) or enters into a joint venture in which the Company contributes such rights to the joint venture, in each case where the Enterprise Value (defined below) equals or exceeds the minimum value of $250 million, the Company shall accrue a bonus determined by multiplying the Enterprise Value (defined below) in the case of a joint venture or the sum of the license fees actually received in the case of an out license, as the case may be, by 0.5% (one half percent).

(ii) In the event that during the Executive's employment with the Company or within 10 years after the date of termination of Executive's employment with the Company (such 10 year period following the date of termination, the "Tail Period"),

(A) (i) The Company engages in a merger transaction, or the stockholders of the Company sell their shares of the Company's stock pursuant to a tender offer or similar transaction, in either case, as a result of which the stockholders of the Company existing immediately before the consummation of such merger or sale beneficially own less than 20% of the voting power or value of the stock of the Company or the ultimate parent of the surviving entity immediately after the consummation of the merger or sale, where the Enterprise Value equals or exceeds a minimum value of $400 million (and neither subsection B. nor subsection C. applies) or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) occurs, where the Enterprise Value equals or exceeds a minimum value of $400 million (and neither subsection B. nor subsection C. applies), then in either case of clauses (i) and (ii), the Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 2.5%.

(B) (i) The Company engages in a merger transaction, or the stockholders of the Company sell their shares of the Company's stock pursuant to a tender offer or similar transaction, in either case, as a result of which the stockholders of the Company existing immediately before the consummation of such merger or sale beneficially own less than 20% of the voting power or value of the stock of the Company or the ultimate parent of the surviving entity immediately after the consummation of the merger or sale, where the Enterprise Value equals or exceeds a minimum value of $1 billion (and subsection C. does not apply) or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) occurs, where the Enterprise Value equals or exceeds a minimum value of $1 billion (and subsection C. does not apply), then in either case of clauses (i) and (ii), the Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 3.5%.

(C) (i) The Company engages in a merger transaction, or the stockholders of the Company sell their shares of the Company's stock pursuant to a tender offer or similar transaction, in either case, as a result of which the stockholders of the Company existing immediately before the consummation of such merger or sale beneficially own less than 20% of the voting power or value of the stock of the

Company or the ultimate parent of the surviving entity immediately after the consummation of the merger or sale, where the Enterprise Value equals or exceeds a minimum value of $2.0 billion or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) occurs, where the Enterprise Value equals or exceeds a minimum value of $2.0 billion, then in either case of clauses (i) and (ii), the Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 4.5%.

(D) The Company engages in (i) a merger transaction, as a result of which the stockholders of the Company existing immediately before the consummation of such merger beneficially own 20% or more (but if such transaction occurs following Executive's termination of employment, such ownership does not exceed 70%) of the voting power of the stock of the Company or the ultimate parent of the surviving entity immediately after the consummation of the merger, where the Enterprise Value of the Company (either at the effective date of the transaction or the first anniversary of the effective date of the transaction) equals or exceeds a minimum value of $250 million or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis), where the Enterprise Value equals or exceeds a minimum value of $250 million (and neither subsection A. B. nor C. applies), then in either case, Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 2.5%.

Notwithstanding the foregoing, such amounts shall be payable only if the transaction described in clause A., B., C. or D. above satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v), (vi) or (vii).

(iii) The accrued bonuses shall be payable to Executive (a) in the same form of the consideration received by the Company or by the Company's stockholders (as applicable) in full contemporaneously at the closing of any joint venture, or transaction described in clause (ii) A., B., C. or D. above (except as provided in Section 1.5(b)(iv) or (v) below); or (b) with respect to the Realization Bonus described in Section 1.5(b)(i) relating to a licensing arrangement, in cash 5 business days after the Company's receipt of license fees at the rate of 0.5% of license fees, provided that no payment will be made pursuant to Section 1.5(b)(i) with respect to license fees received by the Company after the later of December 20th of the year in which Executive's "separation from service" (as defined in Code Section 409A) occurs or the date that is two months and five days after such "separation from service" (as defined in Code Section 409A) occurs.

(iv) Subject to Section 1.5(b)(vi), the "Enterprise Value" in the case of a transaction in which consideration is payable to the Company in respect of its assets or business, shall mean the total cash and non-cash consideration received by the Company (including, without limitation, the assumption of debt) or in the case of a transaction in which consideration is payable to the Company's stockholders, the total cash and non-cash consideration payable to the Company's stockholders. "Enterprise

Value" shall also include, if applicable, any cash or non-cash consideration payable to the Company or to the Company's stockholders on a contingent, earnout or deferred basis (but (A) for purposes of a transaction that does not satisfy the requirements of Treasury Regulation 1.409A-3(i)(5)(v) or (vii), only to the extent that the payment thereof constitutes a "substantial risk of forfeiture" under Code Section 409A and the payments related thereto are made within the short-term deferral period under Code Section 409A and (B) for purposes of a transaction that satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v) or (vii), such consideration shall be paid as and when received by the Company/its subsidiaries or the Company's stockholders in such transaction (as applicable), provided that no consideration will be paid after the fifth anniversary of such transaction unless permitted by Code Section 409A)). To the extent that any consideration in a transaction is not received in cash upon the consummation of the transaction, the value of such non-cash consideration for purposes of calculating the Enterprise Value will be determined by the independent Board of Directors of the Company prior to the transaction in good faith in consultation with an independent investment bank or financial advisor retained by the Board of Directors of the Company in connection with the transaction. In the event that less than 100% of the stock or assets of the Company is purchased in the transaction, the Enterprise Value shall be extrapolated from the percentage of the Company's capital stock or assets impacted in such transaction to determine if the applicable threshold was exceeded, but the Realization Bonus shall be calculated based on the actual consideration received by the Company or shareholders, as the case may be. Section 1.5(b)(ii), however, shall not apply to any event resulting in a transaction in which none of the Company/its subsidiaries nor the Company's stockholders receive consideration either upon, or in connection with, the occurrence or consummation of such transaction.

(v) Subject to Section 1.5(b)(vi), for purposes of Section 1.5(b)(ii)(D), Enterprise Value at any time subsequent to the effective date of a transaction shall be computed by reference to the market capitalization of the combined entity (based on an average closing price of the combined entity's common stock for a period of 20 consecutive trading days) multiplied by the quotient of the number of shares of common stock and common stock equivalents of the combined entity issued to the Company's stockholders in the transaction divided by the total number of shares of the common stock and common stock equivalents of the combined entity outstanding on the effective date of the transaction, in each case determined on a fully diluted basis. If this Section 1.5(b)(v) applies, then payment of the Realization Bonus will be made on the first day after the first anniversary of the merger.

(vi) If Executive terminates his employment without Good Reason or his employment is terminated due to his death or Disability and an event occurs during the Tail Period that triggers Executive's right to receive a Realization Bonus pursuant to Section 1.5(b)(ii), Enterprise Value shall be the lesser of (x) the Enterprise Value determined pursuant to Section 1.5(b)(iv) or Section 1.5(b)(v) (on the date of the transaction) as applicable and (y) the Enterprise Value on the date of such termination, determined under this clause (y) (i) in the event that the Company's common stock is then publicly traded on an established securities market, based on the closing

price of the Company's common stock on the date of termination, and (ii) in the event that the Company's common stock is not publicly traded on an established securities market on the date of Executive's termination of employment, by a nationally recognized valuation firm reasonably acceptable to both the Company and Executive (assuming that 100% of the Company was sold on such date in an arm's length transaction to a third party under which the Company and its shareholders were under no obligation to sell and such third party was under no obligation to purchase, and all debt of the Company and its subsidiaries was assumed by such third party and included as Enterprise Value).

(vii) Any amount payable under this Section 1.5(b) is referred to herein as a "Realization Bonus.

(c) Options. The Compensation Committee will consider grants of options to the Executive no less frequently than annually commencing January 1, 2013.

(d) Executive Benefits. The Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company and any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, the Executive's participation in such plans shall be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive's entitlements hereunder.

(e) Certain Tax Payments.

(i) If the payment of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay the Executive on or before the tenth (10th) day following the date of the payment giving rise to the Excise Tax, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive of the Gross-Up Payment, after deduction of any federal, state and local income and employment taxes (including, without limitation, the Excise Tax) on the Gross-Up Payment equals the total Excise Tax imposed on the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment, whether payable pursuant to this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transaction causing such a Change in Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code (such severance and Change in Control payments and benefits, the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and

all "excess parachute payments" within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless and then only to the extent, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive (the "Calculation Firm"), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax and (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments and benefits that shall be determined by the Calculation Firm in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence at the time the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company within 30 days after the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Executive remains whole on an after-tax basis from the Excise Tax following such repayment (taking into account any reduction in income or excise taxes to the Executive from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment (consistent with how the Gross-Up Payment is determined) in respect of such excess (plus any interest payable with respect to such excess) within 30 days after the time that the amount of such excess is finally determined. For the avoidance of doubt, the Gross-Up Payment shall be paid in addition to the Total Payments, and in no event shall the Total Payments be reduced. In all events, any gross-up payment (including the Gross-Up Payment) shall be paid by no later than the last day of the year immediately following the year in which Executive pays the relevant tax.

(ii) In the event that Executive incurs any additional tax, interest or penalties imposed by Code Section 409A (the "Section 409A Tax") as a result of a subsequent audit by the Internal Revenue Service or self-reporting by the Company, then the Company shall pay to Executive an additional amount (the "Section 409A Gross-Up Payment") such that Executive is placed in the same after-tax financial position as if no such violation of Code Section 409A had

occurred. Any Section 409A Gross-Up Payment shall be made within ten (10) days after the date on which Executive pays the Section 409A Tax. Notwithstanding the foregoing, in no event will the Company be liable for any Section 409A Tax with respect to the payment of any Realization Bonus.

1.6 Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the "Benefit Coverages"), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Executive shall be provided office space and staff assistance appropriate for Executive's position and adequate for the performance of his duties.

1.7 Reimbursement of Expenses; Vacation; Sick Days and Personal Days. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group. Executive shall be entitled to vacation and holidays in accordance with the Company's normal personnel policies for senior level executives, but not less than three (3) weeks of vacation per calendar year, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Board of Directors. Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term. Executive shall be entitled to no more than an aggregate of ten (10) sick days and personal days per calendar year.

1.8 No Other Compensation. Except as expressly provided in Sections 1.4 through 1.7, Executive shall not be entitled to any other compensation or benefits.

2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm

or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession. As a condition of Executive's continued employment with the Company and in order to protect the Company's interest in such proprietary information, the Company shall require Executive's execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit "B", and incorporated herein by this reference.

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 3.1, (i) "Competing Business" means any biotechnology or pharmaceutical company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to guanylyl cyclase receptor agonists and (ii) "Covered Area" means all geographical areas of the United States and foreign jurisdictions where the Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

3.2 Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company's and/or its affiliates'

business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4. Termination.

4.1 Termination Without Cause or for Good Reason.

(a) If this Agreement is terminated by the Company other than for Cause (as defined in Section 4.4 hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 4.2 hereof), or if Executive terminates his employment for Good Reason (as defined in Section 4.1(b) hereof) prior to the Expiration Date, Executive shall receive or commence receiving, in addition to any amounts that may be required under Sections 1.5(b) and 1.5(e), as soon as practicable in accordance with the terms of this Agreement:

(i) a severance payment (the "Severance Payment"), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the Executive's Base Salary for the then remaining term of this Agreement or twelve times the average monthly Base Salary paid or accrued during the three full calendar months immediately preceding such termination;

(ii) expense compensation, which shall be paid in a lump sum payment within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the sum of average monthly cost during the three full months immediately preceding such termination of Executive's reimbursed expenses set forth in Section 1.7 for the then remaining term of this Agreement or twelve times the sum of average monthly cost during the three full months immediately preceding such termination of Executive's reimbursed expenses set forth in Section 1.7;

(iii) immediate vesting of all unvested stock options and the extension of the exercise period of such options to the earlier of the longest period permitted by the Company's stock option plans or ten years following the Termination Date;

(iv) payment in respect of compensation earned but not yet paid (the "Compensation Payment") which amount shall be paid in a cash lump sum within ten (10) days of the date of termination; and

(v) payment of the cost of comprehensive medical insurance for Executive for the greater of the then remaining term of this Agreement or for a period of twelve months following the termination.

If Executive's employment is terminated by the Company other than for Cause (as defined in Section 4.4 hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 4.2 hereof), or if Executive terminates his employment for Good Reason (as defined in Section 4.1 (b) hereof), and if such termination of employment occurs within one year following a Change of Control (as defined in Section 5.1 hereof), then, in addition to the payments and benefits set forth above in Sections 4.1(a)(i) – (v), Executive shall receive, within 30 days after the termination, a payment equal to the Target Bonus (as defined in Section 1.5 hereof) for the calendar year in which the termination occurs, prorated to reflect the portion of the year during which Executive was employed.

(b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

(i) Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Executive's duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason);

(ii) A reduction by the Company in Executive's Base Salary or any failure of the Company to reimburse Executive for material expenses described in Section 1.7;

(iii) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of Company as provided for in Section 8.6 hereof;

(iv) Moving the principal offices of Company to a location outside of the Metropolitan New York Area; or

(v) Upon a Change of Control of Company (as such term is hereinafter defined).

(c) The following provisions shall apply in the event compensation provided in Section 4.1(a) becomes payable to the Executive:

(i) if the severance compensation provided for in subsection 4.1(a) above cannot be finally determined on or before the tenth day following such termination, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code).

4.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company's disability benefit plan applicable to senior executive officers as in effect on the date thereof) ("Permanent Disability"), Company or Executive may terminate this Agreement on written notice thereof, and Executive shall receive or commence receiving, in addition to any amounts that may be required under Sections 1.5(b) and 1.5(e), as soon as practicable:

(a) amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains for the Executive, if any, during the term hereof;

(a) the Compensation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination; and

(b) immediate vesting of all unvested stock options.

4.3 Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, in addition to any amounts that may be required under Sections 1.5(b) and 1.5(e), as soon as practicable in accordance with the terms of this Agreement:

(a) compensation equal to one year's Base Salary (calculate by multiplying the average monthly Base Salary paid or accrued for the three full calendar months immediately such event, which shall be paid within 30 days of such termination;

(b) any death benefits provided under the Executive benefit programs, plans and practices in which the Executive has an interest, in accordance with their respective terms;

(c) the Compensation Payment which shall be paid to Executive's estate as a cash lump sum within 30 days of such termination; and

(c) such other payments under applicable plans or programs to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

4.4 Voluntary Termination by Executive: Discharge for Cause. The Company shall have the right to terminate this Agreement for Cause (as hereinafter defined). In the event that Executive's employment is terminated by Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, prior to the Termination Date, Executive shall be entitled only to receive, in addition to any amounts that may be required under Sections 1.5(b) and 1.5(e), the Compensation Payment, as a cash lump sum within 30 days of such termination. As used herein, the term "Cause" shall be limited to willful malfeasance or willful misconduct by Executive in connection with the services to the Company in a matter of material importance to the conduct of the Company's affairs which has a material adverse effect on the business of the Company. For purposes of this subsection, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Termination of this Agreement for Cause pursuant to this Section 4.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of all of the members of the Board of Directors called and held for such purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board of Directors prior to such vote), finding that in the good faith business judgment of such Board of Directors, Executive was guilty of conduct constituting Cause and specifying the particulars thereof.

5. Change In Control.

5.1 Definition. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company,

or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or any executive benefit plan sponsored by the Company, or such person on the Effective Date hereof is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

5.2 Rights and Obligations. If a Change in Control of the Company shall have occurred while the Executive is an officer of the Company, the Executive shall be entitled to the compensation provided in Section 4.1(a) of this Agreement upon the subsequent termination of this Agreement by either the Company, or the Executive within two years of the date upon which the Change in Control shall have occurred, unless such termination is a result of (i) the Executive's death; (ii) the Executive's Disability; (iii) the Executive's Retirement; or (iv) the Executive's termination for Cause.

6. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession or by Executive notifying the Company that cash payment be made to an affiliated investment partnership in which Executive is a control person) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

7. Indemnification.

Executive, as such and as a Director of the Company, shall be indemnified by the Company against all liability incurred by the Executive in connection with any proceeding, including, but not necessarily limited to, the amount of any judgment obtained against Executive, the amount of any settlement entered into by the Executive and any claimant with the approval of the Company, attorneys' fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature ("Claim"), to which he is made a

party or is otherwise subject to, by reason of his being or having been a director, officer, agent or employee of the Company, to the full extent permitted by applicable law and the Certificate of Incorporation of the Company.. Such right of indemnification will not be deemed exclusive of any other rights to which Executive may be entitled under Company's Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

8. General Provisions.

8.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

8.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Synergy Pharmaceuticals Inc.
420 Lexington Avenue, Suite 2012
New York, NY 10070

If to Executive, to:
Gary S. Jacob, Ph.D.
171 East 84th Street, #16J
New York, NY 10028

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

8.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

8.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

8.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

8.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

8.9 Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 1.5(b), 1.5(e), 2, 3, 4.1, 4.2, 4.3, 5.1, 5.2, 6, 7, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, this Section 8.9 and Section 8.10 shall survive (and continue to apply following) the termination or non-renewal of this Agreement, the termination, non-renewal or expiration of the Term and the termination of Executive's employment, except for termination for Cause (as defined herein).

8.10 Code Section 409A. This Agreement is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement or otherwise would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive's "separation from service" (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the

Executive's separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A instead shall be paid to the Executive in a lump-sum cash payment on the earlier of (1) the first regular payroll date of the seventh month following the Executive's separation from service or (ii) the 10th business day following the Executive's death (but not earlier than the payment or benefit was otherwise scheduled to be paid or provided, as applicable). If the Executive's termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive's employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a "separation from service" within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred. Each payment payable under this Agreement shall be treated as a single payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

EXECUTIVE:	SYNERGY PHARMACEUTICALS INC.
_______________________	_______________________
Gary S. Jacob, Ph.D.	Gary Gemignani, Chief Financial Officer